EXHIBIT 99.1.A(5)

               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                      POLICY FORM NUMBER V604 OF DEPOSITOR

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(Phoenix     Phoenix Home Life          Phoenix Life and Annuity Company
Logo                                    Main Administrative Office:
Here)                                   One American Row
                                        Hartford, CT 06115
-------------------------------------------------------------------------------

      INSURED:  John Doe                          35 - Male  :ISSUE AGE AND SEX
POLICY NUMBER:  2,000,000                  November 1, 1995  :POLICY DATE
  FACE AMOUNT:  $100,000.00

Dear Policyowner:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that you are satisfied with your policy and that it meets your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Variable and Universal Life Administration at the following address:

         PHOENIX LIFE AND ANNUITY COMPANY
         VARIABLE PRODUCTS OPERATIONS
         101 MUNSON STREET
         P.O. BOX 942
         GREENFIELD, MA 01302-0942

RIGHT TO CANCEL. You have the right to cancel this policy within a limited time after the policy is delivered to you. The policy may be cancelled by returning the policy to us at our Variable and Universal Life Administration before the later of:

1.   10 days after the policy is delivered to you; or
2.   10 days after a Notice of Right to Cancel is delivered to you; or
3.   45 days after Part 1 of the application is signed;

for a refund of:

1.   the policy value less debt, if any; plus
2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The policy value and debt will be determined as of the nearest Valuation Date coincident with or following the date we receive the returned policy at our Variable and Universal Life Division.

Signed for Phoenix Life and Annuity Company at its Main Administrative Office in Hartford, Connecticut.

                                Sincerely yours,

/s/ Dona D. Young                           /s/ Robert W. Fiondella
-----------------------------------         -----------------------------------
Dona D. Young                               Robert W. Fiondella
Secretary                                   Chief Executive Officer
                                    Registrar

            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

V604                      ELIGIBLE FOR ANNUAL DIVIDENDS

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                                  SCHEDULE PAGE
                                BASIS INFORMATION


      INSURED:  John Doe                            35-Male:  ISSUE AGE AND SEX
POLICY NUMBER:  2,000,000                  November 1, 1995:  POLICY DATE
  FACE AMOUNT:  $100,000.00

OWNER AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

DEATH BENEFIT OPTION: Death Benefit Option 1 or as later changed as provided herein.

BENEFICIARY AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

                                    PREMIUMS
                                    --------

ISSUE PREMIUM: $1,000.00 due on November 1, 1995

SUBSEQUENT PLANNED ANNUAL PREMIUM: $1,000.00

TOTAL PREMIUM LIMIT:  Greater of $16,257.00 and result of $1,331.00 multiplied by the number of policy elapsed years (or fraction thereof) ending on November 1, 2060

PREMIUM DUE DATES:    The amount and time of premium payments following the
                      Policy Date are flexible. Subsequent planned premiums are payable on the first day of each November thereafter for the life of the insured, but not beyond November 1, 2060.

               SUB-ACCOUNT ALLOCATION SCHEDULE ON THE POLICY DATE
               --------------------------------------------------

                                                                   MONTHLY
     SUB-ACCOUNT*                   PREMIUMS                      DEDUCTIONS**

     Money Market                     100%                        Proportionate

 *   See next page for description of sub-accounts.

** See Part 1 for definition of Proportionate. Sub-accounts marked "NONE" will be charged with a portion of the monthly deduction only if the sub-accounts market "PROPORTIONATE" are not sufficient to make the full monthly deduction.



V604                     DATE PREPARED: OCTOBER 1, 1996             PAGE 1 OF 7

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                                  SCHEDULE PAGE
                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                              SEPARATE ACCOUNT SUB-ACCOUNTS

FUND: THE PHOENIX EDGE SERIES FUND

MONEY MARKET                  The investment objective of the Money Market
                              Sub-Account is to provide maximum current income consistent with capital preservation and liquidity.

GROWTH The investment objective of the Growth Sub-Account is to achieve intermediate and long-term growth of capital, with income as a secondary consideration.

BOND The investment objective of the Bond Sub-Account is to seek long-term total return by investing in a diversified portfolio of high yield (high risk) and high quality fixed income securities.

TOTAL RETURN                  The investment objective of the Total Return
                              Sub-Account is to realize as high a level of the total rate of return over an extended period of time as is considered consistent with prudent investment risk.

INTERNATIONAL                 The investment objective of the International
                              Sub-Account is to seek a high total return consistent with reasonable risk. The International
                              Sub-Account intends to invest primarily in an internationally diversified portfolio of equity securities. The International Portfolio provides a means for investors to invest a portion of their assets outside the United States.

BALANCED The investment objective of the Balanced Sub-Account is to seek a reasonable income, long-term capital growth and conservation of capital. The Balanced Sub-Account intends to invest based on combined considerations of risk, income, capital enhancement and protection of capital value.

REAL ESTATE                   The investment objective of the Real Estate
SECURITIES                    Securities Sub-Account is to seek capital
                              appreciation and income with approximately equal emphasis. It intends under normal circumstances to invest in marketable securities of publicly traded
                              Real Estate Investment Trusts (REITS) and companies that operate, develop, manage and/or invest in real estate located primarily in the United States.

STRATEGIC THEME               The investment objective of the Strategic Theme
                              Sub-Account is to seek long-term appreciation of capital by identifying securities benefiting from long-term trends present in the United States and abroad. The Strategic Theme Sub-Account intends to invest primarily in common stocks believed to have substantial potential for capital growth.

V604                     DATE PREPARED: OCTOBER 1, 1996             PAGE 2 OF 7

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                                  SCHEDULE PAGE
                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

ABERDEEN NEW ASIA             The investment objective of the Aberdeen New Asia
                              Sub-account is to provide long-term capital appreciation. This Sub-account will invest primarily in a diversified portfolio of equity securities of issuers located in at least three different countries throughout Asia, other than Japan.

                              GENERAL ACCOUNT SUB-ACCOUNTS

GUARANTEED INTEREST           The Guaranteed Interest Account is not part of the
ACCOUNT                       Separate Account. We reserve the right to limit
                              cumulative deposits made to the Guaranteed
                              Interest Account during any one-week period to not more than $250,000. It is accounted for as part of our General Account. We will credit interest daily on any amounts held under the unloaned portion of the Guaranteed Interest Account at such rates as we shall determine but in no event will the effective annual rate of interest be less than 4%.
                              Twice each calendar month we will set the interest rate that will apply to any deposit made to the unloaned portion of the Guaranteed Interest
                              Account, during the applicable period of that month. That rate will remain in effect for such deposits for an initial guaranteed period, of one full year. Upon expiry of the initial one-year guarantee period and for any deposits whose guarantee has just ended, the applicable rate shall be the same rate that applies to new deposits made at the time the guarantee period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

V604                     DATE PREPARED: OCTOBER 1, 1996             PAGE 3 OF 7

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                                  SCHEDULE PAGE
                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                              SUB-ACCOUNT FEES
                              ----------------

MAXIMUM DAILY MORTALITY AND EXPENSE RISK FEE:

                              0.0000219 (Based on Annual Rate of 0.80% for 15 Policy Years)
                              0.0000068 (Based on Annual Rate of 0.25% after 15 Policy Years)

MAXIMUM DAILY TAX FEE:        0 or such greater amount as may be assessed as a
                              result of a change in tax laws.

                              POLICY CHARGES
                              --------------

ISSUE EXPENSE CHARGE:         $150.00

ISSUE EXPENSE CHARGE
FOR FACE INCREASES
AFTER POLICY DATE:            $1.50 per thousand of Face Increase, but not to
                              exceed $600.

PREMIUM TAX CHARGE:           2.25% of premiums

FEDERAL TAX CHARGE:           1.50% of premiums

MONTHLY DEDUCTION:            See Part 4, "Monthly Deduction".
                              Includes cost of insurance, any rider charges, any flat extra mortality charges, a monthly administrative charge which shall not exceed $10 and is currently set at $5, and one-twelfth of the Issue Expense Charge for the first policy year and for the first policy year after an increase in face amount.

MAXIMUM TRANSFER              $0 - First two transfers per policy year.
CHARGE:                       $10 - Subsequent transfers per policy year.

PARTIAL SURRENDER FEE:        Lesser of $25.00 or 2% of partial surrender amount
                              paid.

SURRENDER CHARGE:             See Table on next page.

                              OTHER RATES
                              -----------

GUARANTEED INTEREST ACCOUNT:

  UNLOANED PORTION:                  Minimum Rate 4%

  LOANED PORTION:                    2%

LOAN INTEREST RATE:                  4% for the first 10 policy years or until
                                        age 65 whichever is sooner,
                                     3% thereafter.



V604                     DATE PREPARED: OCTOBER 1, 1996             PAGE 4 OF 7

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                                  SCHEDULE PAGE
                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                                SURRENDER CHARGE
                                ----------------

In Policy Years 1 through 10 the full Surrender Charge is given in the table below. The applicable Surrender Charge in any Policy Month is the full Surrender Charge minus any Surrender Charges previously paid, but not less than zero. In all policy years after the 10th policy year, the Surrender Charge is zero.

                             SURRENDER CHARGE TABLE

Policy   Surrender     Policy     Surrender     Policy     Surrender
Month     Charge       Month       Charge       Month       Charge
-----     ------       -----       ------       -----       ------
1-60      1295.14        80        1056.12       100        720.48
61        1283.19        81        1044.16       101        684.37
62        1271.24        82        1032.21       102        648.27
63        1259.29        83        1020.26       103        612.17
64        1247.34        84        1008.31       104        576.06
65        1235.39        85         996.36       105        539.96
66        1223.44        86         984.41       106        503.85
67        1211.48        87         972.46       107        467.75
68        1199.53        88         960.50       108        431.65
69        1187.58        89         948.55       109        395.54
70        1175.63        90         936.60       110        359.44
71        1163.68        91         924.65       111        323.33
72        1151.73        92         912.70       112        287.23
73        1139.78        93         900.75       113        251.13
74        1127.82        94         888.80       114        215.02
75        1115.87        95         876.84       115        178.92
76        1103.92        96         864.89       116        142.82
77        1091.97        97         828.79       117        106.71
78        1080.02        98         792.69       118         70.61
79        1068.07        99         756.58       119         34.50
                                                 120          0.00

If you fully surrender your policy in the first two policy years, you may be entitled to a reduction in the amount of the above Surrender Charge. Any such reduction will depend on the amount of premium paid. Assuming that you pay the planned premium stated in the Schedule Pages in each of the first two policy years, such reduced Surrender Charge would equal $785.00 in the first policy year, and $882.04 in the second policy year.



V604                     DATE PREPARED: OCTOBER 1, 1996             PAGE 5 OF 7

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                                  SCHEDULE PAGE
                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                        BASED ON 1980 CSO MORTALITY TABLE
                        PER $1,000 OF NET AMOUNT AT RISK
                      RISK CLASSIFICATION: MALE NON SMOKER


Attained     Monthly     Attained     Monthly     Attained     Monthly
  Age         Rate         Age         Rate         Age         Rate
  ---         ----         ---         ----         ---         ----
  35          .1408        57          .7908        79          7.1433
  36          .1475        58          .8683        80          7.8058
  37          .1567        59          .9558        81          8.5433
  38          .1667        60         1.0533        82          9.3767
  39          .1783        61         1.1617        83         10.3158
  40          .1908        62         1.2850        84         11.3425
  41          .2058        63         1.4258        85         12.4333
  42          .2208        64         1.5850        86         13.5667
  43          .2383        65         1.7608        87         14.7325
  44          .2558        66         1.9500        88         15.9075
  45          .2767        67         2.1550        89         17.1075
  46          .2992        68         2.3750        90         18.3492
  47          .3233        69         2.6150        91         19.6533
  48          .3492        70         2.8858        92         21.0625
  49          .3783        71         3.1925        93         22.6358
  50          .4092        72         3.5467        94         24.6375
  51          .4458        73         3.9533        95         27.4967
  52          .4883        74         4.4100        96         32.0458
  53          .5358        75         4.9000        97         40.0167
  54          .5908        76         5.4217        98         54.8317
  55          .6517        77         5.9700        99         83.3333
  56          .7192        78         6.5392

V604                     DATE PREPARED: OCTOBER 1, 1996             PAGE 6 OF 7

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                                  SCHEDULE PAGE
                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                        TABLE OF FACE AMOUNTS OF INSURANCE
                        ---------------------------------

  ISSUE DATE                      FACE AMOUNTS              RISK CLASSIFICATION
  ----------                      ------------              -------------------

November 1, 1995                  $100,000.00                Male Non-Smoker


                           RIDERS AND RIDER BENEFITS
                           -------------------------

                      RIDER                            PAYABLE     MONTHLY
RIDER DESCRIPTION     DATE      AMOUNT     PREMIUM       TO        CHARGE
-----------------     -----     ------     -------     -------     -------







V604                     DATE PREPARED: OCTOBER 1, 1996             PAGE 7 OF 7

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                                TABLE OF CONTENTS

Part                                               Page

Schedule Page(s)
     Basic Information
     Description of Sub-accounts
     Policy Charges and Rates
     Table of Surrender Charges
     Table of Guaranteed Maximum Insurance
         Rates
     Table of Face Amounts of Insurance
         and Riders

Table of Contents

1.   Definitions...................................  1-2

2.   About the Policy..............................    2
         Effective Date of Insurance...............    2
         Entire Contract...........................    2
         Dividends.................................    2
         Contestability............................    2
         Suicide...................................    3
         Misstatement of Age or Sex................    3
         Assignments...............................    3
         Annual Reports............................    4
         Transaction Rules.........................    4

3.   Rights of Owner...............................    4
         Who is the Owner..........................    4
         What are the Rights of the Owner              4
         How to Change the Owner...................    5

4.   Premiums and Charges..........................    5
         Premium Payments..........................    5
         Premium Deductions........................    5
         Net Premium Allocation
           to Sub-Accounts........................     6
         Premium Flexibility.......................    6
         Total Premium Limit.......................    6
         Grace Period & Lapse......................    7
         Policy Value..............................    7
         Monthly Deduction.........................    7

5.   The Accounts
         Guaranteed Interest Account...............    8
         Separate Account..........................    9
         Voting Rights.............................   10
         Share of Separate Account
           Sub-Account Values......................   10
         Unit Value................................   10
         Net Investment Factor.....................   11

6.   Lifetime Benefits.............................   11
         Transfers.................................   11
         Loans.....................................   12
         Loan Interest.............................   13
         Cash Surrender Value......................   13
         Full Surrender............................   13
         Partial Surrender.........................   13
         Additional Insurance Option...............   14

7.   Death Benefits................................   15
         Death Benefit Option 1....................   15
         Death Benefit Option 2....................   15
         Minimum Death Benefit.....................   15
         Death Benefit Following Insured's
           Age 100.................................   16
         How to Change the Death
           Benefit Option..........................   16
         Request for an Increase in
           Face Amount.............................   17
         Right to Cancel Face Amount Increases.....   17
         Request for Decrease in Face Amount.......   17
         Death Proceeds............................   17
         Interest on Death Proceeds................   18
         The Beneficiary...........................   18
         How to Change the Beneficiary.............   18

8.   Payment Options...............................   18
         Who May Elect Payment
           Options.................................   18
         How to Elect a Payment Option.............   18
         Payment Options...........................   19
         (1) Payment in One Sum....................   19
         (2) Left to Earn Interest.................   19
         (3) Payments for a Specified
                Period.............................   19
         (4) Life Annuity with Specified
                Period Certain.....................   19
         (5) Life Annuity..........................   20
         (6) Payments of Specified
                Amount.............................   20
         (7) Joint Survivorship Annuity
                with 10-year Period Certain........   20
         Additional Interest.......................   20

9.   Tables of Payment Option Amounts..............   21

V604

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                              PART 1: DEFINITIONS

ATTAINED AGE                  Age of the insured on the birthday nearest the
                              most recent policy anniversary.

DEBT Unpaid loans against this policy plus accrued interest.

GENDER The terms "he," "his" and "him" are applicable without regard to sex. Where proper, "she," "hers" or "her" may be substituted.

IN FORCE                      The policy has not terminated.

IN WRITING (WRITTEN           In a written form satisfactory to us and filed at
REQUEST)                      our VPO.

VPO Our Variable Products Operations. The address shown on the cover page of this policy.

MONTHLY CALCULATION DAY       The first Monthly Calculation Day of a policy is
                              the same day as its Policy Date as shown on the Schedule Page. Subsequent Monthly Calculation Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly
                              Calculation Day.

PAYMENT DATE                  The Valuation Date on which a premium payment or
                              loan repayment is received at our VPO unless it is received after the close of the New York Stock
                              Exchange in which case it will be the next
                              Valuation Date.

POLICY ANNIVERSARY            The anniversary of the Policy Date.

POLICY DATE                   The policy date as shown on the Schedule Page. It
                              is the date from which policy years and policy anniversaries are measured.

POLICY MONTH                  The period from one Monthly Calculation Day up
                              to, but not including, the next Monthly
                              Calculation Day.

POLICY VALUE                  The policy value as defined in Part 4.

POLICY YEAR                   The first policy year is the one-year period
                              from the Policy Date to, but not including, the first policy anniversary. Each succeeding policy year is the one-year period from the period from the policy anniversary to but not including the next policy anniversary.

PROPORTIONATE                 Amounts are allocated to sub-accounts on a
                              proportionate basis such that the ratios of this policy's sub-account values to each other are the same before and after the allocation.

SEPARATE ACCOUNT              Phoenix Life and Annuity Variable Universal Life
                              Account.

SUB-ACCOUNTS                  The Guaranteed Interest Account (exclusive of the
                              loaned portion of such account) and the accounts within our Separate Account to which non-loaned assets under the policy are allocated as described in Part 5.

V604                                  -1-

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UNIT                          A standard of measurement, as described in
                              Part 4, used to determine the share of this policy in the value of each sub-account of the Separate Account.

VALUATION DATE                Every day the New York Stock Exchange is open for
                              trading and Phoenix Home Life is open for business.

VALUATION PERIOD              The period in days from the end of one Valuation
                              Date through the next Valuation Date.

WE (OUR, US)                  Phoenix and Annuity Company.

YOU (YOUR)                    The owner of this policy.

                              PART 2: ABOUT THE POLICY

EFFECTIVE DATE OF             This policy will begin in force on the Policy
INSURANCE                     Date, provided the issue premium is paid while
                              the insured is alive.

ENTIRE CONTRACT               This policy and the written application of the
                              policyholder, a copy of which is attached to and made a part of the policy, are the entire contract between you and us. Any change in the provisions of the contract, to be in effect, must be signed by one of our executive officers and countersigned by our registrar or one of our executive officers. This policy is issued by us at our Main Administrative Office in Hartford,
                              Connecticut. Any benefits payable under this policy are payable at our Main Administrative
                              Office.

DIVIDENDS                     While this policy is in force it will share in
                              our divisible surplus to the extent that we may provide. We do not expect any dividends to be apportioned to this policy. The share to be apportioned to this policy, if any, will be determined annually by us and credited no later than the end of the policy year for which it was determined. You may elect that the dividend be paid to you in cash or applied under any other method mutually agreed to by you and us.

CONTESTABILITY                We rely on all statements made by or for the
                              insured in the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application and the application must be attached to this policy when issued or made a part of this policy when a change is made.

                              We cannot contest the validity of the original face amount of this policy after it has been in force during the insured's lifetime for two years form its Policy Date. If we contest the policy, it will be based on the application for this policy.

                              We cannot contest the validity of any increase in face amount after the policy has been in force during the insured's lifetime for two years from the issue date of the increase. Any such contest will be based on the supplemental application for the increase.

V604                                  -2-
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                              If we contest the validity of all or a portion of
                              the face amount provided under this policy, the amount we pay with respect to such portion of the face amount will be limited to the higher of a return of any paid premium required by us for the contested Face Amount, or the sum of any monthly deductions made under this policy for the contested face amount.

SUICIDE If within two years from the Policy Date the insured dies by suicide, while sane or insane, and while this policy is in force, the amount of death benefit will be limited to the policy value adjusted as follows:

                              a. we will add any monthly deductions made under this policy;

                              b. we will subtract any debt owed us under this policy.

                              If within two years from the issue date of an increase in face amount the insured dies by suicide, while sane or insane, and while the policy is in force, the death benefit for that increase will be limited to a pro-rata portion of the policy value corresponding to such increase adjusted as follows:

                              a. we will add the sum of the monthly deductions corresponding to such increase;

                              b. we will subtract any debt owed us under this policy.

MISSTATEMENT OF               If the age or sex of the insured has been
AGE OR SEX                    misstated, any benefits payable under this policy
                              will be adjusted to reflect the correct age and sex as follows:

                              (A) For adjustments made prior to the insured's
                                  death, no change will be made to the then current cost of insurance rates, but subsequent cost of insurance rates will be adjusted to such rates that would apply had this policy been issued based on the correct age and sex.

                              (B) For adjustments made at the time of the
                                  insured's death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rates for the correct age and sex.

ASSIGNMENTS                   Except as otherwise provided herein, any or
                              all of the rights in this policy may be assigned.
                              We will not be considered to have notice of any assignment until we receive the original or copy of the assignment at our VPO. We are not responsible for the validity of any assignment.

V604                                  -3-

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ANNUAL REPORTS                We will annually send you a report showing for
                              this policy.

                              a. the then current policy value, cash surrender value, death benefit and face amount;

                              b. the premiums paid, and deductions and partial surrenders made since the last report;

                              c.  any outstanding debt;

                              d. an accounting of the change in policy value since the last report; and

                              e. such additional information as required by applicable law or regulation.

TRANSACTION RULES             Requests for transactions involving sub-accounts
                              will usually be processed within 7 days after we receive the written request at our VUL. However, we may, at our discretion, postpone the payment of any death benefit in excess of the initial face amount, any policy loans, partial withdrawals, surrenders or transfers:

                              (A) For up to six months from the date of request,
                                  for any transactions dependent upon the value of the Guaranteed Interest Account; or

                              (B) Otherwise, for any period during which the New
                                  York Stock Exchange is closed for trading
                                  (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.

                              PART 3: RIGHTS OF OWNER

WHO IS THE OWNER              The owner is the person named as owner in the
                              application, unless later changed as provided in this policy. If you, the owner, are not the insured and you die before the insured, ownership rights in this policy will pass to the successive owner if one has been named, except that if joint owners are designated, this policy would remain with the surviving joint owners until death of the survivors. The insured will be the owner if no other person is named the owner. If more than one person is named as owner, they must act jointly unless you and we agree otherwise.

WHAT ARE THE RIGHTS           You control this policy during the insured's
OF THE OWNER                  lifetime but not until this policy begins in
                              force. Unless you and we agree otherwise, you may exercise all rights provided under this policy without the consent of anyone else. These rights include the right to:

                              a. Receive any amounts payable under this policy during the insured's lifetime.

V604                                  -4-

                              b.  change the owner or the interest of any owner.

                              c. Change the planned premium payment amount and frequency. See Part 4.

                              d. Change the sub-account allocation schedule for premium payments and monthly deductions. See
                                  Part 4.

                              e.  Transfer amounts between and among
                                  sub-accounts. See Part 6.

                              f.  Obtain policy loans. See Part 6.

                              g.  Obtain a partial surrender. See Part 6.

                              h. Surrender this policy for its cash surrender value. See Part 6.

                              i. Select a payment option for any cash surrender value that becomes payable. See Part 6.

                              j.  Request changes in the insurance amount. See
                                  Part 7.

                              k. Change the beneficiary of the death benefit. See Part 7.

                              l. Assign, release, or surrender any interest in the policy.

                              m.  Change the death benefit option. See Part 7.

                              You may exercise these rights only while the insured is alive. Exercise of any of these rights will, to the extent thereof, assign, release, or surrender the interest of the insured and all other beneficiaries and owners under this policy.

HOW TO CHANGE THE             You may change the owner by written request,
OWNER                         satisfactory to us, filed at our VPO.

                              PART 4: PREMIUMS

PREMIUM PAYMENTS              The issue premium as shown on the Schedule Page
                              is due on the Policy Date. The insured must be alive when the issue premium is paid. Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule Page unless later changed as described below. All premiums are payable at our VPO, except that the issue premium may be paid to an authorized agent of ours for forwarding to our VPO. No benefit associated with any premium shall be provided until it is actually received by us at our VPO.

PREMIUM DEDUCTIONS            Premium tax charges and federal tax charges as
                              stated on the Schedule Page, will be deducted from any premiums received by us at our VPO. If the issue premium is received by us at our VPO after the policy date, then it will also be reduced by the amount necessary to cover any past unpaid monthly deductions described below. In addition, payments received by us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period.

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

NET PREMIUM ALLOCATION        The premiums, net of these charges, will be
TO SUB-ACCOUNTS               applied on the Payment Date to the various
                              sub-accounts based on the premium allocation schedule elected in the application for this policy or as later changed by you. You may change the allocation schedule for premium payments by written notice filed with us at our VPO.
                              Allocations to each sub-account must be expressed in whole percentages unless we agree otherwise.

                              The number of units credited to each sub-account of the Separate Account will be determined by dividing the net premium applied to that sub-account by the unit value of that sub-account on the Payment Date. The number of units credited to each sub-account is carried to four decimal places.

PREMIUM FLEXIBILITY           Subject to the total premium limit described in
                              the next section and except for the issue premium, you may change the amount and frequency of premium payments while this policy is in force during the lifetime of the insured as follows:

                              a. You may increase or decrease the planned premium amount or payment frequency at any time by written notice to us. We reserve the right to limit increases to such maximums as we may establish from time to time.

                              b. Additional premium payments may be made at any time.

                              c. Each premium payment made must at least equal $25 or, if during a grace period, the amount needed to prevent lapse of this policy. We reserve the right to reduce this limit.

TOTAL PREMIUM LIMIT           The total premium limit is shown on the Schedule
                              Page and is applied to the sum of all premiums received by us for this policy to date, reduced by the sum of all partial surrender amounts paid by us to date. if the total premium limit is exceeded, we will pay you the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the policy year in which the limit was exceeded. The policy value will be adjusted to reflect such refund. The amount to be taken from the sub-account will be allocated in the same manner as provided for monthly deductions unless you request another allocation in writing.

                              The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision. The total premium limit may change due to:

                              a. a partial surrender or a decrease in face amount;

                              b.  addition, cancellation, or change of a rider;
                                  or

                              c.  a change in federal tax laws or regulations.

V604                                  -6-

                              If the total premium limit changes, we will send you a Revised Schedule Page reflecting the change. However, we reserve the right to require that this policy be returned to us so that we may endorse the change.

GRACE PERIOD AND LAPSE        If, on any Monthly Calculation Day, the required
                              monthly deduction exceeds the policy value during the first three policy years, or the cash surrender value after the third policy year, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction. This policy will continue in force during any such grace period. We will main a written notice to you and any assigns at the post office addresses last known to us as to the amount of premium required. If such premium is not paid to us by the end of the grace period this policy will lapse without value, but not before 30 days have elapsed since we mailed our written notice to you. The "date of lapse" will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

POLICY VALUE                  The policy value is the sum of this policy's
                              share in the value of each sub-account of the Separate Account and the value of this policy's
                              Guaranteed Interest Account. See Part 5 for an explanation as to how this policy's share in the value of each sub-account of the Separate Account is determined and for a description of the Guaranteed Interest Account.

MONTHLY DEDUCTION             A deduction is made each policy month from the
                              policy value (excluding the value of the loaned portion of the Guaranteed Interest Account) to pay:

                              (a) the cost of insurance provided under this
                                  policy;

                              (b) any flat extra mortality charges;

                              (c) the cost of any rider benefits provided;

                              (d) an administrative charge as shown on the
                                  Schedule Page. The administrative charge may vary but in no event will exceed the maximum amount shown on the Schedule Page. We will send you a written notice of any change at least 30 days in advance of such change; and

                              (e) for the first policy year and for the first
                                  policy year after a face amount increase, one-twelfth of the Issue Expense charge shown on the Schedule Page. Any unpaid balance of the Issue Expense Charge will be paid to us upon policy lapse or termination.

V604                                  -7-

                              Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a valuation date, the monthly deduction for that policy month will be made on the next valuation date.

                              You may request in the application for this policy that monthly deductions not be taken from certain specified sub-accounts. Such a request may later be changed by notifying us in writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining sub-accounts exclusive of the loaned portion of the Guaranteed Interest Account, on a proportionate basis. In the event this policy's share in the value of such sub-accounts is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other sub-accounts exclusive of the loaned portion of the Guaranteed Interest Account. The number of units deducted from each sub-account of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such sub-account by the unit value of that sub-account on the Monthly Calculation Day.

                              Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to, but not including, the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current policy month divided by 1,000 and then multiplied by the result of:

                              (a) the death benefit on the Monthly Calculation Day; minus

                              (b)  the policy value on the Monthly Calculation
                                   Day.

                              The cost of insurance rate for the current policy month is based on the insured's attained age and risk classification. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates on the Schedule Page for the risk classification(s) shown, or such lower rate as we may declare. Any change we make in the declared cost of insurance rates will be uniform by class and based on our future mortality, expense and lapse expectations. The declared cost of insurance rates for an insured will not be affected by a change in the insured's health or occupation.


                              PART 5: THE ACCOUNTS

                              Assets under this policy may be allocated either to the Guaranteed Interest Account or to any of the sub-accounts of the Separate Account.

GUARANTEED INTEREST           The Guaranteed interest account is not part of
ACCOUNT                       the Separate Account. It is part of our General
                              Account. It is part of our General Account. We reserve the right to limit cumulative deposits, including transfers, to the unloaned

V604                                  -8-
                              portion of the Guaranteed Interest Account during any one-week period to no more than $250,000. We will credit interest daily on the amounts allocated under this policy to the Guaranteed Interest Account. The loaned portion of the Guaranteed Interest Account will be credited interest at an effective annual fixed rate as shown on the Schedule Page. We will credit interest on the unloaned portion of the Guaranteed Interest Account at such rates as we shall determine but in no event will the effective annual rate of interest on such portion be less than the minimum interest rate shown on the Schedule Page.

                              Twice each calendar month we will set the interest rate that will apply to any net premium or transferred amounts deposited to the unloaned portion of the Guaranteed Interest Account during the applicable period of that month. That rate will remain in effect for such deposits, for an initial guarantee period of one full year. Upon expiry of the initial one-year guarantee period, and each subsequent one-year guarantee period thereafter, the rate applicable for any deposits in the unloaned portion of the Guaranteed Interest Account whose guarantee period has just ended shall be the same rate that applied to new deposits to such sub-account at the time the guarantee period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

                              All transfers, partial surrenders, and deductions from the unloaned portion of the Guaranteed Interest will be assessed on a Last-In, First-Out basis based on the date the deposit was initially made to the unloaned portion of such sub-account. At the end of each policy year and at the time of any debt repayment, interest credited to the loaned portion of the Guaranteed Interest Account will be transferred to the unloaned portion of the Guaranteed Interest Account. We reserve the right to add other Guaranteed Interest Accounts, subject, where required, to approval by the insurance supervisory official of the state where this policy is delivered.

SEPARATE ACCOUNT              The Separate Account has been established by us
                              as a separate account pursuant to Missouri law and is registered as a unit investment trust under the Investment Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the Separate account are credited to or charged against it without regard to our other income, gains or losses. We own the Separate
                              Account assets and they are kept separate from the Assets of our General Account. Separate Account assets will be valued on each valuation date. The portion of the Separate Account equal to reserves and liabilities for policies supported by the Separate Account will not be charged with any liabilities arising out of our other business. We reserve the right to use assets of the Separate
                              Account in excess of these reserves and
                              liabilities for any purposes.

                              The Separate Account has several sub-accounts available under this policy as shown on the Schedule Page. We have the right to add

V604                                  -9-
                              additional sub-accounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered. We use the assets of the Separate Account to buy shares of the Fund identified on the Schedule Page according to your allocation instructions. The Fund is registered under the 1940 Act as an open-end, diversified management investment company. The Fund has separate Portfolios that correspond to the sub-accounts of the Separate Account. Assets of each such sub-account are invested in shares of the corresponding Fund Portfolio.

                              A Portfolio of the Fund might make a material change in its investment policy. If that occurs, you will be notified of the change. In addition, no change will be made in the investment policy of any of the sub-accounts of the Separate Account without approval of the appropriate insurance supervisory official of our domiciliary state of Missouri. The approval process is on file with the insurance supervisory official of the state where the policy is delivered. If, in our judgment, a Portfolio of the Fund becomes unsuitable for investment by a sub-account of the Separate Account for any reason, we may substitute shares of another Portfolio of the Fund or shares of another mutual fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered.

VOTING RIGHTS                 Although we are the legal owner of the Fund
                              shares, we will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from you and the other owners of the policies. Any shares held by us will be voted in the same proportion as voted by you and the other owners of the policies.
                              However, we reserve the right to vote the shares of the Fund without direction from you if there is a change in the law which would permit this to be done.

SHARES OF SEPARATE            The share of this policy in the value of each
ACCOUNT SUB-ACCOUNT           sub-account of Separate Account on a valuation
VALUES                        date is the unit value of that sub-account on that
                              date multiplied by the number of this policy's units in that sub-account after all transactions for the valuation period ending on that day have been processed. For any day which does not fall on a valuation date, the share of this policy in the value of each sub-account of the Separate Account is determined using the number of units on that day after all transactions for that day have been processed and the unit values on the next valuation date.

UNIT VALUE                    The unit value of each sub-account of the
                              Separate Account was set by us on the first valuation date of each such sub-account. The unit value of a sub-account of the Separate Account on any other valuation date is determined by multiplying the unit value of that sub-account on the just prior valuation date by the Net
                              Investment Factor for that sub-account for the then current valuation period. The unit value of each sub-account of the Separate Account on a day other than a valuation date is the unit value on the next valuation date.

V604                                  -10-

                              Unit values are carried to 6 decimal places. The unit value of each sub-account of the Separate Account on a valuation date is determined at the end of that day.

NET INVESTMENT FACTOR         The Net Investment Factor for each sub-account of
                              the Separate Account is determined by the investment performance of the assets held by the sub-account during the valuation period. Each valuation will follow applicable law and accepted procedures. The Net Investment factor is equal to item (D) below subtracted from the result of dividing the sum of items (A) and (B) by item (C) as defined below.

                              (A) The value of the assets in the sub-account on
                                  the current valuation date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current valuation period.

                              (B) The amount of any dividend (or, if applicable,
                                  any capital gain distribution) received by the sub-account if the "ex-dividend" date for shares of the fund occurs during the current valuation period.

                              (C) The value of the assets in the sub-account as
                                  of the just prior valuation date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the valuation period ending on that date.

                              (D) The sum of the following daily charges as
                                  shown on the Schedule page, multiplied by the number of days in the current valuation period.

                                  (1) the mortality and expense risk charge; and

                                  (2) the charge, if any, for taxes and reserves
                                      for taxes on investment income, and
                                      realized and unrealized capital gains.


                              PART 6: LIFETIME BENEFITS

TRANSFERS                     You may transfer all or a portion of this policy's
                              value among one or more of the sub-accounts of the Separate Account and the unloaned portion of the Guaranteed Interest Account. We reserve the right to limit the number of transfers you may make, however, you can make up to six transfers per contract year from sub-accounts of the Separate
                              Account and only one transfer per contract year from the unloaned portion of the Guaranteed
                              Interest Account unless the Systematic Transfer
                              Program is elected. Under that program, funds may be transferred automatically among the sub-accounts on a monthly, quarterly, semi-annual or annual basis. Unless we agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semi-annually or $300 annually. Except as otherwise provided under the Systematic Transfer Program, the amount that may be transferred from the Guaranteed
                              Interest Account at any one time cannot exceed the higher of $1,000 or 25% of the value of the Guaranteed Interest Account.

V604                                  -11-

                              Transfers may be made by written or telephone request. The maximum transfer charge is shown on the Schedule Page. There is no transfer charge for the Systematic Transfer Program. Any such charge will be deducted from the sub-accounts from which the amounts are to be transferred in the same proportion as the amounts to be transferred bear to the total amount transferred. The value of each sub-account will be determined on the Valuation Date that coincides with the date of transfer.

LOANS While this policy is in force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan, this policy must be properly assigned to us as security. We need no other collateral. We reserve the right not to allow loans of less than $500 unless the loans are to pay premiums on another policy issued by us.

                              The loan value is 90% of the result of subtracting the then applicable surrender charge from the then policy value. The "available loan value" is the loan value on the current day less any outstanding debt.

                              The amount of the loan will be added to the loaned portion of the Guaranteed Interest Account and subtracted from this policy's share of the sub-accounts based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the Guaranteed Interest Account. Unless we agree otherwise, allocations to each sub-account must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each sub-account will be determined in the same manner as provided for monthly deductions.

                              Debt may be repaid at any time during the lifetime of the insured while this policy is in force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the Guaranteed Interest Account and will be transferred to the unloaned portion of the Guaranteed Interest Account to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the sub-accounts you request upon repayment and, if no allocation request is made, we will use your most recent premium allocation schedule on file with us. Any debt repayment received by us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the debt. Such balance will also be applied as described to reduce the loaned portion of the Guaranteed Interest Account.

                              While there is any outstanding debt against this policy, any payments received by us for this policy will be applied directly to reduce the debt unless specified as a premium payment. Until the debt is fully repaid, additional debt repayments may be made at any time during the lifetime of the insured while this policy is in force.

                              Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under Grace Period and

V604                                  -12-

                              Lapse in Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

LOAN INTEREST                 Loans will bear interest at an effective annual
                              rate equal to the loan interest rate shown on the Schedule Page and will be compounded daily.
                              Interest will accrue on a daily basis from the date of the loan and is included as part of the debt under this policy. Loan interest will be due on each policy anniversary. If not paid when due, the outstanding accrued interest on that date will be charged as a loan against this policy.

CASH SURRENDER VALUE          The cash surrender value of this policy is the
                              policy value as defined in Part 4 less any applicable surrender charge on the date of surrender and less any debt. The surrender charge for a full surrender is an stated on the Schedule
                              Pages, or Revised Schedule Pages if there has been an increase in face amount.

FULL SURRENDER                You may fully surrender this policy for its cash
                              surrender value by returning this policy to us at our VPO along with a written release and surrender of all claims under this policy signed by you and any assigns. You may do this at any time during the lifetime of the insured while this policy is in force. The written surrender must be in a form satisfactory to us and must include such tax withholding information as we may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which we receive the returned policy and the written surrender. Upon full surrender all insurance and any rider benefits provided under this policy will terminate. You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 8.

PARTIAL SURRENDER             You may obtain a partial surrender of this policy
                              by requesting that a part of this policy's cash surrender value be paid to you. You may do this at any time during the lifetime of the insured while this policy is in force with a written request signed by you and any assigns. We reserve the right to require that this policy first be returned to us before payment is made. A partial surrender will be effective on the date we receive the written request or, if required, the date we receive this policy if later. You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 8.

                              A partial surrender will be denied if the resultant cash surrender value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a sub-account be surrendered and withdrawn if the share of this policy in the value of that sub-account would, immediately after a partial surrender, be less than $500.

                              Upon a partial surrender, the policy value will be reduced by the sum of the following:

                              (A) The partial surrender amount paid. This amount
                                  comes from a reduction in this policy's share in the value of each sub-account based on the allocation you request at the time of the partial

V604                                  -13-
                                  surrender. If no allocation request is made, the assessment to each sub-account will be made in the same manner as provided for monthly deductions.

                              (B) The partial surrender fee. The fee is the
                                  lesser of $25 and 2% of the partial surrender amount paid. The assessment to each sub-account will be made in the same manner as provided for the partial surrender amount paid.

                              (C) A partial surrender charge. This charge is
                                  equal to a pro-rata portion of the applicable surrender charge that would apply to a full surrender, determined by multiplying such applicable surrender charge by a fraction equal to the partial surrender amount payable divided by the result of subtracting the applicable surrender charge from the policy value. This amount is assessed against the sub-accounts in the same manner as provided for the partial surrender amount paid.

                              The cash surrender value will be reduced by the partial surrender amount paid plus the partial surrender fee. The face amount of this policy will be reduced by the same amount as the policy value is reduced as described above. We will send you a Revised Schedule Page reflecting this change.

ADDITIONAL INSURANCE          While this policy is in force and subject to the
OPTION                        terms of this provision, including our receipt
                              of evidence satisfactory to us of the insured's then insurability, you have the option to purchase additional insurance on the same insured under the same plan of insurance as this policy without our assessment of any issue expense charge under the new policy. Except for our waiver of the issue expense charge, the new policy will be based on the same guaranteed rates and charges as are in effect for this plan on the Policy date of this policy as adjusted for the insured's new attained age and change, if any, in risk classification.
                              The new policy will only include such rider benefits as we may agree based on our rules and practices in effect on the Policy Date of the new policy. The amount of insurance under the new policy, when added to all other insurance with our company on the life of the insured, cannot exceed our total insurance amount limitations in effect on the Policy Date of the new policy.

                              To elect this option, you must file a written application with our VPO. It must be signed by you and the insured. We must also receive:

                              (A) Evidence that you have a satisfactory
                                  insurable interest in the life of the insured.

                              (B) Evidence, satisfactory to us, that the insured
                                  is then insurable under our established
                                  practice in the selection of risks for this plan of insurance, including the new amount applied for and rider benefits requested. Selection of risks includes health and non-health factors.

V604                                  -14-

                              (C) Payment, while the insured is alive, of the
                                  full issue premium for the new policy. The payment must equal or exceed our minimum issue premium requirements in effect for this plan on the Policy Date of the new policy.

                              Any exclusions applicable to the new policy will be determined in accordance with our rules and practices in effect on the Policy Date of the new policy. The new policy will not be subject to any assignments or liens against this policy. The owner and the beneficiary under the new policy shall be as requested in the application for the new policy. Any subsequent changes will be governed by the printed provisions of the new policy.

                              The new policy will begin in effect as of the later of:

                              a. our approval of the application for the new policy;

                              b. payment of the full issue premium due on the new policy.

                              The Policy Date of the new policy will be as shown on the schedule pages of the new policy based on our rules and practices then in effect. The time periods for the suicide and contestability provisions in the new policy will be measured from the Policy Date of the new policy.

                              PART 7: DEATH BENEFITS


                              While the policy is in force, you have the right to elect either of the two death benefit options as described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit Option 1 shall apply.

DEATH BENEFIT OPTION 1        Under this option, during all policy years until
                              the policy anniversary which follows the insured's
                              100th birthday, the death benefit is equal to the greater of (a) and (b) as defined below:

                              a.  the policy's face amount on date of death.

                              b. the minimum death benefit on the date of death as defined below.

DEATH BENEFIT OPTION 2        Under this option, during all policy years until
                              the policy anniversary which follows the insured's
                              100th birthday, the death benefit is equal to the greater of (a) and (b) as defined below:

                              a. the policy's face amount on the date of death plus the policy value.

                              b. the minimum death benefit on the date of death as defined below.

MINIMUM DEATH BENEFIT         The minimum death benefit is the policy value on
                              the date of death of the insured increased by the applicable percentage from the table below, based on the insured's attained age at the beginning of the policy year in which the death occurs.

V604                                  -15-

                              Attained             Attained             Attained             Attained
                                Age        Pct       Age        Pct       Age        Pct       Age        Pct
                                ---        ---       ---        ---       ---        ---       ---        ---
                              Under 40     150%      53         64%       67         18%       81         5%
                                40         150       54         57        68         17        82         5
                                41         143       55         50        69         16        83         5
                                42         136       56         46        70         15        84         5
                                43         129       57         42        71         13        85         5
                                44         122       58         38        72         11        86         5
                                45         115       59         34        73          9        87         5
                                46         109       60         30        74          7        88         5
                                47         103       61         28        75          5        89         5
                                48          97       62         26        76          5        90         5
                                49          91       63         24        77          5        91         4
                                50          85       64         22        78          5        92         3
                                51          78       65         20        79          5        93         2
                                52          71       66         19        80          5        94         1
                                                                                               95         0
                                                                                     Over      95         0

DEATH BENEFIT FOLLOWING       After the policy anniversary which follows the
INSURED'S AGE 100             insured's 100th birthday, the death benefit will
                              equal the policy value.

HOW TO CHANGE THE             While this policy is in force, you may request in
DEATH BENEFIT OPTION          writing that Death Benefit Option be changed from
                              Option 1 to Option 2, or from Option 2 to Option
                              1. No evidence of insurability is required. If the request is to change from Option 1 to Option 2, the face amount will be decreased by the policy value and if the request is to change from Option
                              2 to Option 1, the face amount will be increased by the policy value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day we approve the request.

REQUEST FOR AN INCREASE       Anytime that this policy is in force, you may
IN FACE AMOUNT                request an increase in its face amount. Unless we
                              agree otherwise, the minimum such face amount increase is $25,000, and the increase will be effective on the first policy anniversary on or following the date that we approve the request.
                              Such date will be shown as the issue date for such increase on the Revised Schedule Pages we send you reflecting the change. We reserve the right to limit increases in face amount. All requests to increase the face amount must be applied for on a supplemental application and will be subject to evidence of the insured's insurability satisfactory to us. The insured must be alive on the issue date, and you must also pay to us in advance such issue premium for the increase as we may require according to our published rules then in effect. If no issue premium is required, the increase will not take effect unless the cash surrender value on the issue date at least equals the monthly deduction for the total combined face amount. The Issue Expense Charge for Face Amount increases is as stated on the Schedule Page.

                              We will send you Revised Schedule Pages reflecting the change. We reserve the right to further require that the policy be returned to us so that we may incorporate the change.

V604                                  -16-

RIGHT TO CANCEL FACE          You have the right to cancel any increase in the
AMOUNT INCREASES              face amount provided by us under this policy
                              pursuant to your request, within a limited time as stated below. The increase in face amount may be cancelled by returning the policy to us at the following address:

                                      Phoenix Life and Annuity Company
                                        Variable Products Operations
                                                P.O. Box 942
                                    Greenfield, Massachusetts 01302-0942

                              To cancel, you must return the policy, including the Revised Schedule Pages, before the latest of:

                              1. 10 days after the new Revised Schedule Page showing such increase in the face amount is delivered to you; or

                              2. 10 days after a Notice of Right to Cancel is delivered to you; or

                              3. 45 days after Part 1 of the supplementary application for such increased face amount is signed.

                              Upon any such cancellation we will refund the higher of any paid premium required by us for the increase or the sum of any monthly deductions and any other fees and charges made under this policy for the increase in face amount.

REQUEST FOR A DECREASE        You may request a decrease in face amount at any
IN FACE AMOUNT                time after the first policy year. Unless we agree
                              otherwise, the decrease requested must at least equal $10,000 and the face amount remaining after the decrease must at least equal $25,000. All requests to decrease the face amount must be in writing and will be effective on the first Monthly
                              Calculation Day following the date we approve the request. We reserve the right to require that this policy first be returned to us before the decrease is made. Upon a decrease in face amount, a partial surrender charge will be deducted from the policy value based on the amount of the decrease. The charge will equal the applicable surrender charge that would then apply to a full surrender multiplied by the result of dividing the decrease in face amount by the face amount of the policy before the decrease. We will send you a Revised
                              Schedule Page reflecting the change.

DEATH PROCEEDS                Upon receipt of due proof at our VPO that the
                              insured died while this policy is in force, we will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of death, with the following adjustments;

                              (A) We will deduct any debt outstanding against
                                  this policy.

                              (B) We will deduct any monthly deductions to and
                                  including the policy month of death not
                                  already made.

                              (C) We will add any premiums received by us after
                                  the Monthly Calculation Day just prior to the date of death and on or before the date of death.

V604                                  -17-

INTEREST ON DEATH             We will pay interest on any death proceeds from
PROCEEDS                      the date of the insured's death to the date of
                              payment. The amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment
                              Option 2.

THE BENEFICIARY               Unless another payment option is elected as
                              described in Part 8, any death proceeds that become payable will be paid in equal shares to such beneficiaries living at the death of the insured as stated in the application for this policy or as later changed. Payments will be made successively in the following order:

                              a.  Primary beneficiaries.

                              b. Contingent beneficiaries, if any, provided beneficiary is living at the death of the insured.

                              c.  You or your executor or administrator,
                                  provided no primary or contingent beneficiary is living at the death of the insured.

                              Unless otherwise stated the relationship of a beneficiary is the relationship to the insured.

HOW TO CHANGE THE             You may change the beneficiary under this policy
BENEFICIARY                   by written notice signed by you and filed with us
                              at our VPO. When we receive it, the change will relate back and take effect as of the date it was signed. However, the change will be subject to any payments made or actions taken by us before we receive the notice at our VPO.


                              PART 8: PAYMENT OPTIONS

WHO MAY ELECT                 The proceeds of this policy will be paid in one
PAYMENT OPTIONS               sum unless otherwise provided. As an alternative
                              to payment in one sum as provided under Option 1, any surrender or death proceeds that become payable under an account may be applied under one or more of the alternative income payment options as described in this part or such other payment options as may then be currently available for the policy.

                              Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any assigns or an owner other than the insured if the owner has been changed. You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this during the lifetime of the insured. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

                              Unless we agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).

V604                                  -18-

HOW TO ELECT A                The election of an income payment option must be
PAYMENT OPTION                in a written form satisfactory to us. Payments may
                              be made on an annual, semi-annual, quarterly, or monthly basis provided that each installment will at least equal $25. We also require that at least
                              $1,000 be applied under any income option chosen.

PAYMENT OPTIONS               This section provides a brief description of the
                              various payment options that are available. In
                              Part 9 you will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amount shown for Options 4, 5, and 7 are the minimum monthly payments for each $1,000 applied.
                              The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the tables.

                              Option 1 - Payment in one sum

                              Option 2 - Left to earn interest

                                         We pay interest during the payee's
                                         lifetime on the amount left with us
                                         under this option as a principal sum.
                                         We guarantee that at least one of the
                                         versions of this option will provide
                                         interest at a rate of at least 3% per
                                         year.

                              Option 3 - Payments for a specific period

                                         Equal income installments are paid for
                                         a specified period of years whether the
                                         payee lives or dies. The first payment
                                         will be on the date of settlement. The
                                         Option 3 Table shows the guaranteed
                                         amount of each installment for monthly
                                         and annual payment frequencies. The
                                         table assumes an interest rate of 3%
                                         per year on the unpaid balance. The
                                         actual interest rate is guaranteed not
                                         to be less than this minimum rate.

                              Option 4 - Life annuity with specified period
                                         certain

                                         Equal installments are paid until the
                                         later of:

                                         (A) The death of the payee.

                                         (B) The end of the period certain.

                                         The first payment will be on the date
                                         of settlement. The period certain must
                                         be chosen at the time this option is
                                         elected. The periods certain that may
                                         be chosen are as follows;

                                         (A) Ten years

                                         (B) Twenty years

                                         (C)  Until the installments paid refund
                                              the amount applied under this
                                              option. If the payee is not living
                                              when the final payment falls due,
                                              that payment will be
V604                                  -19-
                                              limited to the amount which needs
                                              to be added to the payments
                                              already made to equal the amount
                                              applied under this option.

                                              If, for the age of the payee, a
                                              period certain is chosen that is
                                              shorter than another period
                                              certain paying the same
                                              installment amount, we will deem
                                              the longer period certain as
                                              having been elected. The life
                                              annuity provided under this option
                                              is calculated using an interest
                                              rate of 3- 3/8%, except that any
                                              life annuity providing a period
                                              certain of twenty years or more is
                                              calculated using an interest rate
                                              of 3-1/4%.

                              Option 5 - Life Annuity

                                         Equal installments are paid only during
                                         the lifetime of the payee. The first
                                         payment will be on the date of
                                         settlement. Any life annuity as may be
                                         provided under this option is
                                         calculated using an interest rate of
                                         3-1/2%.

                              Option 6 - Payments of specified amount.

                                         Equal installments of a specified
                                         amount, out of the principal sum and
                                         interest on that sum, are paid until
                                         the principal sum remaining is less
                                         than the amount of the installment.
                                         When that happens, the principal sum
                                         remaining with accrued interest will be
                                         paid as a final payment. The first
                                         payment will be on the date of
                                         settlement. The payments will include
                                         interest on the principal sum remaining
                                         at a rate guaranteed to at least equal
                                         3% per year. This interest will be
                                         credited at the end of each year. If
                                         the amount of interest credited at the
                                         end of a year exceeds the income
                                         payments made in the last 12 months,
                                         that excess will be paid in one sum on
                                         the date credited.

                              Option 7 - Joint survivorship annuity with 10-year
                                         period certain

                                         The first payment will be on the date
                                         of settlement. Equal income
                                         installments are paid until the latest
                                         of:

                                         (A) The end of the 10-year period
                                             certain.

                                         (B) The death of the insured.

                                         (C) The death of the other named
                                             annuitant.

                                         The other annuitant must be named at
                                         the time this option is elected and
                                         cannot later be changed. That annuitant
                                         must have an adjusted age as defined in
                                         Part 9 of at least 40. The joint
                                         survivorship annuity provided under
                                         this option is calculated by using an
                                         interest rate of 3-3/8%.

                              We may offer other payment options or alternative versions of the options listed in the above section.

V604                                  -20-

ADDITIONAL INTEREST           In addition to:

                              (A) the interest of 3% per year guaranteed on the
                                  principal sum remaining with us under Options 2 or 6; and

                              (B) the interest of 3% per year included in the
                                  installments payable under Option 3.

                              We will pay or credit at the end of each year such additional interest as we may declare.

                              PART 9: TABLES OF PAYMENT OPTION AMOUNTS

                              The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first age shown and for older ages than shown it will be the same amount as for the last age shown.

                              The term "age" as used in the tables refers to the adjusted age. Under Options 4 and 5, the adjusted age is defined as follows:

                              (A) For surrender values, the age of the payee on
                                  the payee's birthday nearest to the policy anniversary nearest the date of surrender.

                              (B) For death proceeds, the age of the payee on
                                  the payee's birthday nearest the effective date of the payment option elected.

                              Under Option 7, the adjusted age is the age on the birthday nearest to the policy anniversary nearest the date of surrender.

                   OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

Number of Years            5          6          7          8          9          10         11        12        13
-------------------     -------     ------     ------     ------     ------     ------     ------     -----     -----
Annual Installments     $211.99     179.22     155.80     138.31     124.89     113.82     104.93     97.54     91.29
Mo. Installments         $17.91      15.14      13.16      11.68      10.53       9.61       8.86      8.24      7.71

             OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD (CONTINUED)

Number of Years            14         15         16         17         18         19         20        25        30
-------------------     -------     ------     ------     ------     ------     ------     ------     -----     -----
Annual Installments      $85.95      81.33      77.29      73.74      70.59      67.78      65.26     55.76     49.53
Mo. Installments          $7.26       6.87       6.53       6.23       5.96       5.73       5.51      4.71


             *OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN


 Age     Installment Refund   10 Yrs. Certain   20 Yrs. Certain      Age    Installment Refund   10 Yrs. Certain    20 Yrs. Certain
 of      ------------------   ---------------   ---------------      of     ------------------   ---------------    ---------------
Payee    Male        Female   Male     Female   Male     Female     Payee   Male        Female   Male     Female    Male     Female
-----    -----       ------   -----    ------   -----    ------     -----   -----       ------   -----    ------    -----    ------
  10     $3.08       $3.03    $3.08    $2.99    $3.00    $2.94        50    $4.36       $4.12    $4.50    $4.10     $4.28    $3.99
  15      3.14        3.09     3.15     3.04     3.07     3.00        55     4.76        4.47     4.95     4.47      4.61     4.31
  20      3.22        3.16     3.24     3.11     3.15     3.07        60     5.28        4.93     5.54     4.96      4.97     4.67
  25      3.33        3.24     3.34     3.20     3.25     3.15        65     5.97        5.54     6.30     5.63      5.29     5.06
  30      3.45        3.35     3.47     3.30     3.38     3.25        70     6.91        6.39     7.24     6.50      5.43     5.31
  35      3.61        3.48     3.64     3.43     3.55     3.38        75     8.21        7.57     8.26     7.56      5.44     5.40
  40      3.80        3.64     3.86     3.60     3.74     3.54        80    10.04        9.26     9.12     8.60      5.46     5.46
  45      4.05        3.85     4.14     3.82     3.99     3.74        85    12.61       11.68     9.60     9.31      5.46     5.46

V604                                  -21-

                             OPTION 5 - LIFE ANNUITY
     Age of                              Age of
     Payee      Male     Female          Payee      Male      Female
     ------     ----     ------          ------     ----      ------
       10       3.17     3.12              50        4.62      4.28
       15       3.24     3.18              55        5.12      4.68
       20       3.32     3.25              60        5.79      5.24
       25       3.42     3.34              65        6.75      6.04
       30       3.56     3.44              70        8.15      7.22
       35       3.73     3.58              75       10.26      9.03
       40       3.95     3.75              80       13.54     11.88
       45       4.24     3.98              85       18.72     16.54


       *OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN

 Age of         Age of Insured               Age of         Age of Insured
  Other       ------------------              Other       ------------------
Annuitant            Male                   Annuitant            Male
   F           55     60     65                F           55     60     65
---------     ----   ----   ----            ---------     ----   ----   ----
   40         3.62   3.64   3.65               60         4.43   4.64   4.82
   45         3.80   3.83   3.86               65         4.61   4.93   5.23
   50         4.00   4.07   4.12               70         4.75   5.18   5.63
   55         4.22   4.34   4.44               75         4.86   5.36   5.96

 *OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN (CONTINUED)

 Age of         Age of Insured               Age of         Age of Insured
  Other       ------------------              Other       ------------------
Annuitant           Female                  Annuitant           Female
              ------------------                          ------------------
   F           55     60     65                F           55     60     65
---------     ----   ----   ----            ---------     ----   ----   ----
   40         3.72   3.77   3.80               60         4.34   4.64   4.93
   45         3.89   3.97   4.03               65         4.44   4.82   5.23
   50         4.06   4.19   4.31               70         4.50   4.95   5.48
   55         4.22   4.43   4.61               75         4.54   5.03   5.65

               * Minimum monthly income for each $1,000 applied.

V604                                  -22-

            Flexible Premium Variable Universal Life Insurance Policy

The death benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account and the investment experience of the sub-accounts within our Separate Account to which your premiums are allocated. Thus, the death benefit and other values may increase or decrease in amount or duration. See Part 7 for a description of how the death benefit is determined.

                          Eligible for Annual Dividends

V604